As filed with the Securities and Exchange Commission on May 31, 2001
                                                      Registration No. 333-56896

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            -------------------------

                               AMENDMENT NO. 1
                                     TO
                                  FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            -------------------------
                              HYBRID NETWORKS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                            -------------------------
          DELAWARE                                        77-0250931
    (State or Other Jurisdiction                       (I.R.S. Employer
 of Incorporation or Organization)                     Identification No.)
                            -------------------------
                            6409 Guadalupe Mines Road
                           San Jose, California 95120
                                 (408) 323-6500
   (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)
                            -------------------------
                              Michael D. Greenbaum
                      President and Chief Executive Officer
                              Hybrid Networks, Inc.
                            6409 Guadalupe Mines Road
                           San Jose, California 95120
                                 (408) 323-6500
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                            -------------------------
                                   Copies to:
                             Daniel J. Winnike, Esq.
                             R. Peter Mallari, Esq.
                               Fenwick & West LLP
                              Two Palo Alto Square
                               Palo Alto, CA 94306
                                 (650) 494-0600
                            -------------------------


     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

============================================= =============== ==================== ===================== ===============
           TITLE OF EACH CLASS OF                 AMOUNT       PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
                 SECURITIES                       TO BE         OFFERING PRICE          AGGREGATE         REGISTRATION
              TO BE REGISTERED                  REGISTERED       PER UNIT (1)       OFFERING PRICE(1)         FEE
--------------------------------------------- --------------- -------------------- --------------------- ---------------
Common stock, $0.001 par value per share.      4,484,103(2)          $2.00              $8,968,206.00    $2,242.05 (3)
============================================= =============== ==================== ===================== ===============

 (1) Estimated pursuant to Rule 457(c) of the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low sales prices of the Registrant's common stock as reported on the Nasdaq National Market on April 6, 2001.

(2) Pursuant to the terms of a Registration Rights Agreement, dated February 16, 2001, between the Registrant and Halifax Fund, L. P. (the "Selling Stockholder"), the Registrant is hereby registering a number of shares of common stock equal to 200% of the number of shares issuable upon automatic conversion of a debenture dated February 16, 2001, held by the selling stockholder (2 x 1,186,484 shares) plus 100% of the estimated number of shares issuable upon exercise of warrants dated February 16, 2001, held by such stockholder (2,111,135 shares). These numbers of shares are subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar events as specified in the debenture and warrants. Therefore, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers such number of additional shares as may become issuable upon conversion of the debenture or exercise of the warrants to prevent dilution resulting from stock splits, stock dividends or similar events.

(3) Previously paid in connection with the initial filing of this registration statement on April 11, 2001.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

--------------------------------------------------------------------------------
                                   PROSPECTUS
                   (SUBJECT TO COMPLETION, DATED JUNE 1, 2001)
--------------------------------------------------------------------------------


                              HYBRID NETWORKS, INC.



                        4,484,103 shares of common stock


                              --------------------

         The 4,484,103 shares of common stock covered by this prospectus may be offered and sold over time by Halifax Fund, L.P., which we refer to in this prospectus as the selling stockholder, by the pledgees or donees of the selling stockholder, or by other transferees that receive the shares of common stock in transfers other than public sales. We will not receive any of the proceeds from the sale of these shares.


         Our common stock trades on the Nasdaq National Market under the symbol "HYBR." The closing price as reported on the Nasdaq National Market on May 31, 2001 was $0.88 per share.


          INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE THE SECTION "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                    The date of this prospectus is ___, 2001



         You may rely only on the information contained in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained in this prospectus is correct as of any time after the date of this prospectus.

                                TABLE OF CONTENTS

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                                                  PAGE                                                   PAGE
                                                  ----                                                   ----
Hybrid Networks, Inc..........................       3   Plan of Distribution.........................     10
Risk Factors..................................       4   Legal Matters................................     11
Forward-Looking Statements....................       7   Experts......................................     11
Use of Proceeds...............................       7   Where You Can Find More Information..........     12
Selling Stockholder...........................       8

                              HYBRID NETWORKS, INC.


         We design, develop, manufacture, and market products designed primarily for wireless systems that provide high-speed access to the Internet for business and consumers. Our products are designed to remove the bottleneck in the connection to the end-user, which greatly reduces the time required to access bandwidth-intensive information on the Internet. Our customers are principally wireless system operators and national and regional telephone companies. We offer an alternative to digital subscriber line and cable for high-speed Internet access for small businesses and residential subscribers.

         Our products are an integral part of a wireless system operator's high-speed Internet access system. Our Series 2000 product line includes head end routers, network and subscriber management tools, and a line of wireless end-user routers, or modems.

         Our products are used by broadband wireless operators at their base stations, or head ends, to connect Internet subscribers to the operator's networks to give the subscribers high-speed Internet access. Our head end products provide systems that allow the operators to manage their networks.

         The subscribers to the wireless operators' networks are typically single-computer customers or local area networks used by small businesses and high-end residential customers. The operators use our end-user products to connect subscribers to the wireless systems networks at the subscribers' sites.

         In 2000, major Hybrid systems are used in 18 markets worldwide including 11 markets for Sprint Corp. Hybrid systems are now used in more than 70 markets on six continents. We believe the demand for high-speed Internet access will continue to grow internationally and domestically.

         We were incorporated in Delaware in June 1990. Our principal executive offices are located at 6409 Guadalupe Mines Road, San Jose, California 95120. Our telephone number is (408) 323-6500.

                                  RISK FACTORS


         You should carefully consider the risks described below and all of the other information contained or incorporated by reference in this prospectus, before you decide to purchase shares of our common stock. In the future, we may face additional risks that are not presently known to us or that we currently believe are not material to us. These risks may also harm our business. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.


         WE EXPECT THAT WE WILL NEED ADDITIONAL CAPITAL TO CONTINUE OUR
         OPERATIONS


         Although we raised over $35 million in net proceeds from our initial public offering in November 1997, our capital resources were nearly exhausted by September 1999. In September 1999, we raised $18.1 million through the issuance and sale of convertible debentures. In February 2001, we entered an agreement with the Halifax Fund, L.P., the selling stockholder under this prospectus, under which we have raised $7.5 million and may raise an additional $7.5 million upon the exercise of warrants issued to Halifax under the agreement. We believe we have sufficient capital to continue operations through the year 2001. However, we expect that we will need to raise additional cash in the future to support further growth in our business. If we engage in research and development under our agreement with Sprint, we may need additional capital.


         Our ability to raise additional capital may be limited by a number of factors, including :

     o Sprint's veto rights, right of first refusal and other substantial rights and privileges,
     o our dependence upon Sprint's business and, to a lesser extent, the business of our other customers,
     o uncertainties and concerns resulting from our past financial reporting difficulties, class action litigation and related issues,
     o our need to increase our work force quickly and effectively and to reduce the cost of our existing products and develop new products,
     o uncertainty about our financial condition and results of operations and,
     o    our history of heavy losses,

      We can give no assurance that we will be able to raise the additional capital we will need in the future. Further, any financing we may be able to obtain may be on terms that are harmful to our business and our ability to raise additional capital. We may not have sufficient capital or other resources necessary to meet the requirements of our equipment purchase agreement with Sprint or with other large customers in the future.

         WE ARE LARGELY DEPENDENT ON SPRINT FOR OUR FUTURE BUSINESS, AND SPRINT HAS A GREAT DEAL OF INFLUENCE OVER OUR CORPORATE GOVERNANCE.

         We expect that a substantial portion of our future business will primarily come from wireless customers who hold spectrum license rights. Sprint has acquired a significant portion of the wireless spectrum licenses in the United States, so our future business will be substantially dependent upon orders from Sprint. Sprint accounted for 54% of our gross sales in the year ended December 31, 2000 and 84% of our net sales in the quarter ended March 31, 2001. Sprint uses our products in its initial offering of wireless Internet access services. We have only a small number of other customers.

         Sprint also has significant control over our corporate governance. For example, Sprint may designate two directors to serve on our board of directors. Further, we cannot issue any securities, with limited exceptions, or, in most cases, take important corporate action without Sprint's approval. Sprint has other rights and privileges, including a right of first refusal as to any proposed change in our control. This right of first refusal is assignable by Sprint to any third party. Further, if Sprint exercises warrants it currently holds, and assuming that no other warrant holders exercise, Sprint would beneficially own as of March 31, 2001, approximately 27.9% of our common stock. As a result, Sprint will have a great deal of influence on us in the future. We cannot be sure that Sprint will exercise this influence in our best interests, as Sprint's interests are in many respects different than ours.

         We have entered into an equipment purchase agreement with Sprint that imposes substantial requirements on us. We must:

     o    meet Sprint's schedule for the manufacture and shipment of products;

     o    satisfy commitments for product development;

     o    satisfy installation and maintenance obligations; and

     o    license our technology to specified third parties.

     Sprint's obligation to purchase our products is subject to extensive testing and acceptance procedures. If we fail to meet the requirements of the agreement, we could be subject to heavy penalties, including the obligation to license our intellectual property rights to Sprint on a royalty-free basis. Sprint may also gain access to the key source code of our products.


         CHANGES IN PLANS OR CIRCUMSTANCES AT OUR LARGEST CUSTOMERS COULD SERIOUSLY HARM OUR SALES.

         In late 2000, Sprint, our largest customer for that year, completed a reorganization of its operations including the business to which we sell our products. As part of this reorganization, Sprint announced that it was focusing its broadband efforts in 13 geographical markets in the residential and small business areas. In light of these plans, we expect to sell a relatively smaller amount of our higher margin head end equipment to Sprint as compared to our earlier plans. This could reduce our sales and gross margins.

         In late 2000, Look Communications, our second largest customer for that year, encountered difficulties in securing additional financing to support the continued growth of its operations. We believe that Look Communications is exploring alternatives to obtain additional financing but cannot be sure that it will succeed. We did not make any sales to Look in the quarter ended March 31, 2001.

         WE DEPEND ON THE BROADBAND WIRELESS MARKET, WHICH IS A NEWLY DEVELOPING MARKET THAT IS SUBJECT TO UNCERTAINTIES.

         Before 2000, over half our sales were to cable customers. The cable industry has now developed a standard known as the Data Over Cable System Interface Specification. Our products do not conform to this standard, and we have experienced substantially reduced sales to cable customers. We are now focusing our business on the wireless industry, which is new and subject to uncertainties.

         The wireless industry competes with other technologies, including cable and digital subscriber lines to provide high-speed Internet access. The cable and digital subscriber line technologies avoid the principal disadvantage of wireless, which currently requires direct line-of-sight between the wireless operator's antenna and the customer's location. Wireless system operators also face a number of licensing and regulatory restrictions. Conditions in the wireless market could change rapidly and significantly from technological changes. Further, the development and market acceptance of alternative technologies could decrease the demand for our products or make them obsolete. There can be no assurance that the wireless industry market will grow or that our products will be accepted in the emerging market. We expect to face substantial competition in this market, which could limit our sales and impair our business.


         WE FACE SIGNIFICANT COMPETITION, INCLUDING COMPETITION FROM LARGE COMPANIES.

         Our market is intensely competitive, and we expect even more competition in the future. Several of our competitors are substantially larger and have greater financial, technical, marketing, distribution, customer support, greater name recognition and access to customers, than we have. One of our principal competitors, Cisco, has recently announced that it has a competitive wireless technology that will offer cost effective performance and will operate successfully in environments in which it is difficult to obtain a line-of-sight between the customer's location and the wireless operators' antennae. Cisco's system may provide benefits superior to ours. We believe that other companies also have similar products under development. Further, our product development may be harmed by our lack of engineering resources. There can be no assurance that we will be able to compete successfully in the future.

         We have agreed with Sprint that in the future we will allow third parties to license our technology. These third parties may offer products that compete with ours, using our technology. This could create significant new competitive challenges for us. Our business depends upon the technical success and working relationships of companies that produce other parts of our system. These companies may decide to compete with us in the future, which could limit our growth
                                       5
and harm our business.

         MARKET PRESSURE TO REDUCE THE PRICE OF OUR PRODUCTS HAS HURT OUR BUSINESS, AND THE PRESSURE IS LIKELY TO INCREASE.

         We have experienced pressure from our customers, including Sprint, to lower prices for our products, and we expect that this pressure to lower the prices of our products will continue and increase. Market acceptance of our products, and our future success, will depend in part on reductions in the unit cost of our products. Our ability to reduce our prices has been limited by several factors, including our reliance on one manufacturer of our modems and on limited sources for other components of our products. Our research and development efforts seek to reduce the cost of our products through design and engineering changes. We have no assurance that we will be able to redesign our products to achieve substantial cost reductions or that we will otherwise be able to reduce our manufacturing and other costs. Any reductions in cost may not be sufficient to improve our gross margins, which must substantially improve for us to operate profitably.

         WE RELY ON A SINGLE MANUFACTURER FOR OUR END-USER PRODUCTS AND ON LIMITED SOURCES FOR OUR COMPONENTS, SOME OF WHICH ARE BECOMING OBSOLETE


         We outsource manufacturing of our Series 2000 modem products to a single manufacturer, Sharp Corporation, while maintaining only a limited manufacturing capability for pre-production assembly and testing. Since we have only one manufacturing source for our modems, our ability to reduce our manufacturing costs may be limited.


        We are dependent upon key suppliers for a number of components within our Series 2000 products, including Texas Instruments, Hitachi, and Intel. There can be no assurance that these and other single-source components will continue to be available to us, or that deliveries to us will not be interrupted or delayed due to shortages. Having single-source components also makes it more difficult for us to reduce our costs for these components and makes us vulnerable to price increases by the component manufacturer. Any significant interruption or delay in the supply of components for our products or any increase in our costs for components could seriously harm our business.

         WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY.

         We rely on a combination of patent, trade secret, copyright and trademark laws and contractual restrictions to establish and protect our intellectual property rights. We cannot assure that our patents will cover all the aspects of our technology that require patent protection or that our patents will not be challenged or invalidated, or that the claims allowed in our patents may not be of sufficient scope or strength to provide meaningful protection or commercial advantage to us. We initiated one patent infringement lawsuit to enforce our rights, which resulted in a settlement. We do not know whether we will need to bring litigation in the future to assert our patent rights, or whether other companies will bring litigation challenging our patents. This litigation could be time consuming and costly and could result in our patents being held invalid or unenforceable. Even if the patents are upheld or are not challenged, third parties might be able to develop other technologies or products without infringing any of these patents.

         We have entered into confidentiality and invention assignment agreements with our employees, and we enter into non-disclosure agreements with some of our suppliers, distributors, and customers, to limit access to and disclosure of our proprietary information. These contractual arrangements or the other steps we take to protect our intellectual property may not be sufficient to prevent misappropriation of our technology or deter independent third-party development of similar technologies. The laws of foreign countries may not protect our products or intellectual property rights to the same extent, as the laws of the United States.

         We have in the past received, and may in the future receive, notices from persons claiming that our products, software or asserted proprietary rights infringe the proprietary rights of these persons. We expect that developers of wireless technologies will be increasingly subject to infringement claims as the number of products and competitors as our market grows. While we are not subject to any infringement claims, any future claim, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements. Royalty or licensing agreements might not be available on terms acceptable to us or at all.

         DEFECTS IN OUR PRODUCTS COULD CAUSE PRODUCT RETURNS AND PRODUCT LIABILITY.

         Products as complex as ours frequently contain undetected errors, defects or failures, especially when introduced or when new versions are released. In the past, our products have contained these errors, and there can be no assurance that errors will not be found in our current and future products. The occurrence of errors, defects or failures could result in product returns and other losses. They could also result in the loss of or delay in market acceptance of our products. These might also subject us to claims for product liability.

         IF WE ARE DE-LISTED FROM THE NASDAQ NATIONAL MARKET, THE PRICE OF OUR COMMON STOCK COULD DROP, AND IT MAY BE MORE DIFFICULT TO TRADE OUR COMMON STOCK.

         The factors referred to in this section tend to cause our operating results to vary substantially from quarter to quarter. These fluctuations have caused the prices of our common stock to decline in the past and may reduce these prices in the future.


         Our common stock trades on the Nasdaq National Market, which imposes requirements to maintain the continued listing of our common stock on that market, including that we must maintain a minimum bid price of $5.00 per share for our common stock and have a market capitalization of at least $50 million. Our common stock was de-listed from the Nasdaq National Market and did not trade on Nasdaq between mid-June 1998 and July 6, 2000. We have received notices from Nasdaq indicating that we failed to meet its requirements and that our common stock may be de-listed from trading on the Nasdaq National Market. We have until June 6, 2001, to comply with the $50 million market capitalization requirement, and we must maintain this for a minimum of 10 consecutive days. Further, we have until July 2, 2001 to satisfy the $5 minimum bid price per share and we must maintain this price for 10 consecutive days. We may appeal to Nasdaq for a hearing regarding de-listing our common stock from the Nasdaq National Market. We may also seek to list our common stock on the Nasdaq Small Cap Market.


         De-listing of our common stock or listing on the Nasdaq Small Cap Market could reduce our stockholders' ability to buy or sell shares as quickly and as inexpensively as they have done historically. This reduced liquidity would make it more difficult for us to raise capital in the future. The trading price of our common stock could decline due to the change in liquidity and reduced publicity resulting from being de-listed from the Nasdaq National Market.



                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify some of these forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, we cannot assure you that we will achieve our plans, intentions or expectations. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are described in this prospectus, including in the section "Risk Factors." Except if required by law, we will not update any forward-looking statement, based on new information, future events or other developments.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling stockholder under this prospectus.

                               SELLING STOCKHOLDER

         Under a securities purchase agreement between us and the selling stockholder, we issued and sold to the selling stockholder on February 16, 2001, a convertible debenture and warrants. Some of the key features of these securities are described below:

CONVERTIBLE DEBENTURE. We sold to the selling stockholder a $7.5 million principal amount 6% convertible debenture due February 16, 2003. This debenture will convert automatically into shares of our common stock on the trading day after ___, 2001, the date the Securities and Exchange Commission declared effective the registration statement of which this prospectus forms a part.

COMMON STOCK PURCHASE WARRANT. We also issued to the selling stockholder a warrant to purchase 833,333 shares of our common stock. This warrant is exercisable by the selling stockholder to purchase shares at $9.00 per share. After the 65th consecutive trading day after ___, 2001, if the closing bid price of our common stock is at least $3.50 per share, we may require the selling stockholder to exercise the warrant. In this case, the exercise price of the warrant would be the lower of $9.00 per share and 94% of the average sale price of our common stock, weighted based on the trading volume of our common stock, during the 20 consecutive trading days before the exercise of the warrant.

ADJUSTMENT WARRANT. We also issued to the selling stockholder a warrant that will become exercisable as to a variable number of shares. Some of the important features of this warrant are:

     o The selling stockholder can first exercise this warrant beginning on the 19th consecutive trading day after __, 2001. The warrant will be exercisable until 65 consecutive trading days after ___, 2001.

     o The total number of shares issuable upon the exercise of this warrant is calculated by dividing $8.625 million by an adjustment price, described below and subtracting any shares previously issued upon conversion of the debenture and other exercises under the adjustment warrant. The number $8.625 million equals $7.5 million, the price paid by the selling stockholder for the convertible debenture described above, plus a premium of 15%, which was negotiated between us and the selling stockholder. The adjustment price is equal to the average of the 15 lowest of the average sale prices of our common stock, weighted based on the trading volume of our common stock, not including the three lowest days, during the 65 trading days after ___, 2001. If this price is less than $3.50, then the adjustment price will be $3.50. The warrant can be exercised at any time after the 19th consecutive trading day after __, 2001 if the adjustment price at the proposed date of exercise is lower than $7.2694. After that but before expiration of the warrant, if a lower adjustment price is reached due to lower market prices, the adjustment warrant can be further exercised. If the adjustment price is greater than $7.2694, then the selling stockholder cannot acquire any shares under the adjustment warrant.

     o The period during which this warrant is exercisable may be extended if the effectiveness of the registration statement of which this prospectus forms a part is suspended. If the registration statement is not effective on the date of exercise of this warrant, the selling stockholder can receive cash instead of shares of our common stock.

         In consideration for these securities, the selling stockholder paid $7.5 million. Under the securities purchase agreement we granted the selling stockholder rights of first refusal, preemptive rights and other rights. We also entered into a registration rights agreement with the selling stockholder and agreed to register for resale all shares of common stock issuable upon conversion of the debentures and upon exercise of the purchase warrant and adjustment warrant.

         As part of this private financing, the selling stockholder is prohibited from beneficially owning more than an aggregate of 9.9% of our common stock. The selling stockholder disclaims beneficial ownership of any shares in excess of 9.9% of our common stock. Neither the selling stockholder nor any of its affiliates, officers, directors or principal equity holders have held any position or office or has had any material relationship with us within the past three years.

         Beneficial ownership is determined under the rules of the Securities and Exchange Commission that consider shares to be beneficially owned by any person who has voting or investment power over the shares. Common stock issuable upon conversion of debentures or exercise of warrants that are currently convertible, exercisable or exercisable within 60 days of March 31, 2001, are considered to be outstanding and to be beneficially owned by the person holding the debentures and warrants for the purpose of computing percentage ownership.
Based on the 22,203,859 shares of common stock outstanding as of March 31, 2001 and assuming that the selling stockholder sells all of the shares offered under this prospectus, the selling stockholder will beneficially own less than one percent of our outstanding shares of common stock after the completion of this offering.

         The table below presents information about the selling stockholder and the shares that it may offer and sell under this prospectus. The table assumes that the selling stockholder sells all of the shares offered under this prospectus. However, because the selling stockholder may offer all or some of its shares at any time under this prospectus, or in another permitted manner, no assurances can be given as to the actual number of shares that will be sold by the selling stockholder or that will be held by the selling stockholder after completion of the sales. Information concerning the selling stockholder may change over time and any changed information will be presented in a supplement to this prospectus if and when necessary.


                                                                     NUMBER OF
                                                                       SHARES
                                                                    BENEFICIALLY                         NUMBER OF
                                                                    OWNED BEFORE    NUMBER OF SHARES   SHARES OWNED
NAME                                                                  OFFERING          OFFERED       AFTER OFFERING
----                                                              ---------------  -----------------  --------------
Halifax Fund, L.P............................................        2,019,817         4,484,103             --


         The number of shares of common stock listed above as beneficially owned by the selling stockholder before the offering includes:

     o 1,186,484 shares of common stock issuable upon conversion of the debentures as of the effective date of the registration statement of which this prospectus forms a part. This is based on a conversion price of $6.3212 and assumes no interest accrual, which will be paid in shares of our common stock; and

     o 833,333 shares of common stock issuable upon exercise of the common stock purchase warrants.

This number does not include any shares potentially issuable under the adjustment warrant because the number of shares issuable upon exercise, if any, cannot be determined and based on the closing price of our common stock on May 29, 2001, we estimate that up to 1,277,802 shares of common stock may become issuable upon exercise of the adjustment warrants assuming an exercise price of $3.50.

         Under the registration rights agreement with the selling stockholder, we are registering for resale an amount of shares, as described above, equal to the sum of:

     o 200% of the number of shares issuable upon automatic conversion of the debentures (2,372,968 shares);

     o 100% of the number of shares issuable upon exercise of the purchase warrants (833,333 shares); and

     o 100% of the number of shares issuable upon exercise of the adjustment warrants assuming an exercise price per share of $3.50 (1,277,802 shares).

                              PLAN OF DISTRIBUTION

         The selling stockholder will be offering and selling all shares offered and sold under this prospectus. We will not receive any of the proceeds of the sales of these shares. Offers and sales of shares made under this prospectus must comply with the terms of the registration rights agreement we entered into with the selling stockholder.

         WHO MAY SELL AND APPLICABLE RESTRICTIONS. Shares may be offered and sold directly by the selling stockholder and those persons, pledgees, donees, transferees or other successors in interest. The selling stockholder could transfer, devise or gift shares by other means. The selling stockholder may also resell all or a portion of its shares in open market transactions in reliance upon available exemptions under the Securities Act, provided it meets the requirements of these exemptions.


         Alternatively, the selling stockholder may offer shares through brokers, dealers or agents. Brokers, dealers, agents or underwriters participating in transactions may receive compensation in the form of discounts, concessions or commissions from the selling stockholder, and, if they act as agent for the purchaser of the shares, from that purchaser. The discounts, concessions or commissions might be in excess of those customary in the type of transaction involved.

         The selling stockholder and any brokers, dealers or agents who participate in the distribution of the shares may be considered underwriters, and any profits on the sale of shares by them and any discounts, commissions or concessions received by any broker, dealer or agent might be considered underwriting discounts and commissions under the Securities Act. If the selling stockholder may be considered underwriters, the selling stockholder may be subject to statutory liabilities, including sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act.

         To comply with applicable state securities laws, the shares will be sold in jurisdictions only through registered or licensed brokers or dealers where required. In some states, the shares may not be sold unless the shares have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with.

         MANNER OF SALES. The selling stockholder will act independently of us in making decisions about the timing, manner and size of each sale. The shares may be sold at then-prevailing market prices, at prices related to prevailing market prices, at fixed prices or at other negotiated prices. The shares may be sold according to one or more of the following methods:


     o a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o purchases by a broker or dealer as principal and resale by the broker or dealer for its account as allowed under this prospectus;

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     o pledges of shares to a broker-dealer or other person, who may, after a default, purchase or sell the pledged shares;

     o    an exchange distribution under the rules of the exchange;

       o in private transactions between sellers and purchasers without a broker-dealer;

       o      by writing options; and

       o any combination of the above, or any other available means allowable under law.



         HEDGING OR SHORT TRANSACTIONS. The selling stockholder may enter into option, derivative, hedging or short transactions, and any related offers or sales of shares may be made under this prospectus. For example, the selling stockholder may:

     o enter into transactions involving short sales of the shares by broker-dealers in the course of hedging the positions they assume with the selling stockholder;

     o sell shares short itself and deliver the shares registered under this prospectus to settle the short sales or to close out stock loans incurred with its short positions;

     o write call options, put options or other derivative instruments, including exchange-traded options or privately negotiated options, as to the shares, or which it settles through delivery of the shares;

     o enter into option transactions or other types of transactions that require the selling stockholder to deliver shares to a broker, dealer or other financial institution, who may then resell or transfer the shares under this prospectus; or

     o loan the shares to a broker, dealer or other financial institution, who may sell the loaned shares.

         These option, derivative, hedging and short transactions may require the delivery to a broker, dealer or other financial institution of shares offered under this prospectus, and that broker, dealer or other financial institution may resell those shares under this prospectus.

         EXPENSES OF REGISTRATION. We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses, legal fees and accounting fees. If the shares are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts, underwriting commissions and agent commissions.

         INDEMNIFICATION AND CONTRIBUTION. In the registration rights agreement that we entered into with the selling stockholder, we and the selling stockholder agreed to indemnify or provide contribution to each other and indemnified persons against some liabilities resulting from the offering of the shares, including liabilities arising under the Securities Act. The selling stockholder may also agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against some liabilities, including liabilities arising under the Securities Act.

         SUSPENSION OF THIS OFFERING. We may suspend the use of this prospectus if we learn of any event that causes this prospectus to include an untrue statement of material fact or omit to state a material fact required to be stated in the prospectus or necessary to make the statements in the prospectus not misleading in light of the circumstances then existing. If this type of event occurs, a prospectus supplement or post-effective amendment, if required, will be distributed to the selling stockholder.

                                  LEGAL MATTERS

         Fenwick & West LLP, Palo Alto, California, will provide us with a legal opinion on the validity of the shares of common stock offered under this prospectus.

                                     EXPERTS

         Our consolidated financial statements contained in our annual report on Form 10-K for the fiscal year ended December 31, 2000, are incorporated by reference into this prospectus in reliance on the report of Hein + Associates LLP and upon the authority of Hein + Associates LLP as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         The documents listed below, which we have filed with the Securities and Exchange Commission, are incorporated into this prospectus by reference:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 30, 2001 and amended on June 1, 2001;

     o    our quarterly report on Form 10-Q for the quarter ended
          March 31, 2001, filed April 27, 2001;

     o the description of our common stock contained in our registration statement on Form 8-A, filed on October 30, 1997 under section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating that description; and

     o    all documents subsequently filed by us under sections
          13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

         If any statement in this prospectus is inconsistent with any statement that is incorporated by reference, the statement in this prospectus shall control. The incorporated statement shall not be considered, except as modified or superseded, to constitute a part of this prospectus or the registration statement of which this prospectus forms a part.

         Because we are subject to the informational requirements of the Exchange Act, we file reports and other information with the Commission. Reports, registration statements, proxy and information statements and other information that we have filed can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of this material from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at rates set by the Commission. The public may obtain information on the operation of the public reference room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site that contains reports, proxy and information statements and other information that is filed electronically with the Commission. This web site can be accessed at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act covering the common stock offered under this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the Commission. You should refer to the registration statement for further information about us and our common stock. We believe that the descriptions in this prospectus of contracts and other documents cover the material terms of these agreements. However, these descriptions may not contain all of the information that is important to you. These agreements are filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read these agreements in their entirety. Copies of the registration statement, including exhibits, may be inspected without charge at the Commission's principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees set by the Commission.

         We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus, except exhibits, unless they are specifically incorporated by reference into this prospectus. You should direct any requests for copies to Hybrid Networks, Inc., 6409 Guadalupe Mines Road, San Jose, California 95120, Attention: Tracy Ireland, Investor Relations Manager, telephone: (408) 323-6252.

                              HYBRID NETWORKS, INC.




                        4,484,103 SHARES OF COMMON STOCK





                                   PROSPECTUS





                                  ______, 2001

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling stockholder. All amounts are estimated except the Securities and Exchange Commission registration fee.


         Securities and Exchange Commission registration fee...........      $ 2,242.05
         Accounting fees and expenses..................................       10,000.00
         Legal fees and expenses.......................................       15,000.00
         Printing and engraving expenses...............................        5,000.00
         Miscellaneous.................................................        2,757.95
                                                                            -----------
           Total.......................................................     $ 35,000.00
                                                                            ===========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.


         As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law; (ii) the Registrant may, in its discretion, indemnify other officers, employees and agents as set forth in the Delaware General Corporation Law; (iii) upon receipt of an undertaking to repay such advances if indemnification is determined to be unavailable, the Registrant is required to advance expenses, as incurred, to its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law in connection with a proceeding (except if a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or, in certain circumstances, by independent legal counsel in a written opinion that the facts known to the decision-making party demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in, or not opposed to, the best interests of the corporation); (iv) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with its directors, officers and employees and agents; (v) the Registrant may not retroactively amend the Bylaw provisions relating to indemnity; and (vi) to the fullest extent permitted by the Delaware General Corporation Law, a director or executive officer will be deemed to have acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal action or proceeding, to have had no reasonable cause to believe that his or her conduct was unlawful if his or her action is based on the records or books of account of the corporation or on information supplied to him or her by officers of the corporation in the course of their duties or on the advice of legal counsel for the corporation or on information or records given or reports made to the corporation by independent certified public accountants or appraisers or other experts.


         The Registrant's policy is to enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide that directors and executive officers will be indemnified and held harmless to the fullest possible extent permitted by law including against all expenses (including attorneys' fees), judgments, fines and settlement amounts paid or reasonably incurred by them in any action, suit or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors, officers, employees or agents of the Registrant or as directors, officers, employees or agents of any other company or enterprise when they are serving in such capacities at the request of the Registrant. The Registrant will not be obligated pursuant to the agreements to indemnify or advance expenses to an indemnified party with respect to proceedings or claims (i) initiated or brought voluntarily by the indemnified party and not by way of defense, except with respect to a proceeding to establish or enforce a right to indemnification under the indemnification agreements or any other agreement or insurance policy or under the Registrant's Certificate of Incorporation or Bylaws now or hereafter in effect relating to indemnification, or authorized by the Board of Directors or as otherwise required under Delaware statute or law, regardless of whether the indemnified party is ultimately determined to be entitled to such indemnification, (ii) for expenses and the payment of profits arising from the purchase and sale by the indemnified party of securities in violation of Section 16(b) of the Securities Exchange Act of 1934 or any similar successor statute or (iii) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

         The indemnification agreement also provides for contribution in certain situations in which the Registrant and a director or executive officer are jointly liable for indemnification is unavailable, such contribution to be based on the relative benefits received and the relative fault of the Registrant and the director or executive officer. No contribution is allowed to a person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) from any person who was not found guilty of such fraudulent misrepresentation.

         The indemnification agreement requires a director or executive officer to reimburse the Registrant for all expenses advanced only to the extent it is ultimately determined that the director or executive officer is not entitled, under Delaware law, the Bylaws, the indemnification agreement or otherwise, to be indemnified for such expenses. The indemnification agreement provides that it is not exclusive of any rights a director or executive officer may have under the Certificate of Incorporation, Bylaws, other agreements, any majority-in-interest vote of the stockholders or vote of disinterested directors, Delaware law or otherwise.

         The indemnification provision in the Bylaws, and the form of indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's executive officers and directors for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act").

         As authorized by the Registrant's Bylaws, the Registrant, with approval by the Board, maintains director and officer liability insurance.

ITEM 16.  EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:


                                                                             INCORPORATED BY REFERENCE
                                                                        -------------------------------------
  EXHIBIT                                                                                   FILING   EXHIBIT  FILED
    NO.                                EXHIBIT                           FORM    FILE NO.    DATE      NO.    HEREWITH
    ---                                -------                           ----    --------    ----      ---    --------
     4.01     Amended and Restated Certificate of Incorporation of        S-1     333-36001   11-11-97  3.03
              Registrant.

     4.02     Certificate of Designation of Series J Non-Convertible      8-K     000-23289   09-24-99  3.1
              Preferred Stock of Registrant.

     4.03     Amended and Restated Bylaws of Registrant, as amended as    10-K    000-23289   03-30-01  3.03
              of March 22, 2001

     4.04     Form of Specimen Stock Certificate for Common Stock of      S-1     333-36001   10-22-97  4.01
              Registrant.

     4.05     Amended and Restated Investor Rights Agreement, dated       S-1     333-36001   11-11-97  10.01
              September 18, 1997, between Registrant and certain other
              investors, as amended October 12, 1997, and November 6,
              1997.

     4.06     Registration Rights Agreement, dated February 16, 2001,     8-K     000-23289   02-22-01  4.05
              between Registrant and Halifax Fund, L.P.

     4.07     Form of 6% Convertible Debenture Due 2003, dated February   8-K     000-23289   02-22-01  4.02
              16, 2001, between Registrant and the Halifax Fund, L.P.

     4.08     Form of Common Stock Purchase Warrant, dated February 16,   8-K     000-23289   02-22-01  4.03
              2001, between Registrant and the Halifax Fund, L.P.

                                     II-2



     4.09     Form of Adjustment Warrant, dated February 16, 2001,        8-K     000-23289   02-21-01  4.04
              between Registrant and the Halifax Fund, L.P.

     5.01*    Opinion of Fenwick & West LLP.

    23.01*    Consent of Fenwick & West LLP (included in Exhibit 5.01).

    23.02     Consent of Hein + Associates LLP, independent auditors.                                               X

    24.01     Power of Attorney                                           S-3     333-56396   04-11-01  23.01

     *        To be filed by amendment



ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; PROVIDED, HOWEVER, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on this 1st day of June, 2001.


                                       HYBRID NETWORKS, INC.


                                       By: /s/ Judson W. Goldsmith
                                           -------------------------------------
                                            Judson W. Goldsmith
                                            Vice President of Finance and
                                            Chief Financial Officer



                    NAME                                      TITLE                              DATE
                    ----                                      -----                              -----
PRINCIPAL EXECUTIVE OFFICER:

*                                              President, Chief Executive Officer            June 1, 2001
------------------------------------------     and Director
Michael D. Greenbaum

Principal Financial Officer and
Principal Accounting Officer:

/s/ Judson W. Goldsmith                        Vice President of Finance                     June 1, 2001
------------------------------------------     and Chief Financial Officer
Judson W. Goldsmith

ADDITIONAL DIRECTORS:

*                                              Chairman of the Board of Directors            June 1, 2001
------------------------------------------
James R. Flach

*                                              Director                                      June 1, 2001
------------------------------------------
Gary M. Lauder

*                                              Director                                      June 1, 2001
------------------------------------------
A. Allan Kurtze

*                                              Director                                      June 1, 2001
------------------------------------------
Phillip J. Kushner

*                                              Director                                      June 1, 2001
------------------------------------------
Cameron M. Rejali



*By:     /s/ Judson W. Goldsmith
         ---------------------------
         Judson W. Goldsmith

                                  EXHIBIT INDEX


                                                                              INCORPORATED BY REFERENCE
                                                                          -------------------------------------
  EXHIBIT                                                                                    FILING   EXHIBIT  FILED
    NO.                                EXHIBIT                            FORM    FILE NO.    DATE      NO.    HEREWITH
    ---                                -------                            ----    --------    ----      ---    --------
     4.01     Amended and Restated Certificate of Incorporation of        S-1     333-36001   11-11-97   3.03
              Registrant.

     4.02     Certificate of Designation of Series J Non-Convertible      8-K     000-23289   09-24-99   3.1
              Preferred Stock of Registrant.

     4.03     Amended and Restated Bylaws of Registrant, as amended       10-K    000-23289   03-30-01   3.03
              March 22, 2001.

     4.04     Form of Specimen Stock Certificate for Common Stock of      S-1     333-36001   10-22-97   4.01
              Registrant.

     4.05     Amended and Restated Investor Rights Agreement, dated       S-1     333-36001   11-11-97   10.01
              September 18, 1997, between Registrant and certain other
              investors, as amended October 12, 1997, and November 6,
              1997.

     4.06     Registration Rights Agreement, dated February 16, 2001,     8-K     000-23289   02-22-01   4.05
              between Registrant and Halifax Fund, L.P.

     4.07     Form of 6% Convertible Debenture Due 2003, dated February   8-K     000-23289   02-22-01   4.02
              16, 2001, between Registrant and the Halifax Fund, L.P.

     4.08     Form of Common Stock Purchase Warrant, dated February 16,   8-K     000-23289   02-22-01   4.03
              2001, between Registrant and the Halifax Fund, L.P.

     4.09     Form of Adjustment Warrant, dated February 16, 2001,        8-K     000-23289   02-22-01   4.04
              between Registrant and the Halifax Fund, L.P.

     5.01*    Opinion of Fenwick & West LLP.

    23.01*    Consent of Fenwick & West LLP (included in Exhibit 5.01).

    23.02     Consent of Hein + Associates LLP, independent auditors.                                                 X

    24.01     Power of Attorney                                           S-3     333-56396   04-11-01   23.01




     *        To be filed by amendment